Exhibit 3.4

SUBSCRIPTION AGREEMENT

Groundfloor Finance, Inc.

75 Fifth Street, NW

Suite 2170

Atlanta, Georgia 30308

Attention: Brian Dally, Chief Executive Officer

Ladies and Gentlemen:

The undersigned investor (“Investor”) hereby tenders this Subscription Agreement (the “Agreement”) in connection with such Investor’s purchase, in accordance with the terms hereof, of common stock (the “Groundfloor Common Stock”) in Groundfloor Finance, Inc., a Georgia corporation (the “Company”). Investor understands that the Company is offering (the “Offering”) for sale up to $5,000,000 in aggregate principal amount of Groundfloor Common Stock and that the Offering is being made without registration of the Groundfloor Common Stock under the Securities Act of 1933, as amended (the “Securities Act”).

1.                 Subscription. Subject to the terms and conditions hereof, Investor hereby purchases Groundfloor Common Stock in the number of shares set forth on the signature page hereto, which is payable as described in Section 2. Investor acknowledges that the Groundfloor Common Stock will be subject to restrictions on transfer and voting rights as set forth in this Agreement, the Common Stock Voting Agreement, the Securities Act, and any other documentation requested by the Company. The Common Stock Voting Agreement is substantially in the form attached hereto as Exhibit A and is hereby incorporated by reference.

2.                 Acceptance of Subscription and Issuance of Groundfloor Common Stock. The Company shall have the sole right, at its sole and absolute discretion, to accept or reject this subscription, in whole or in part, for any reason.

(a)                Investor will not be deemed to have purchased any Groundfloor Common Stock unless and until such time as all of the following conditions have occurred: (A) this Agreement, the Voting Agreement and such other documentation as may be requested by the Company has been duly and validly executed by Investor, delivered to the Company and accepted by the Company and (B) the purchase price for the Groundfloor Common Stock has been delivered pursuant to instructions provided by the Company.

(b)                Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue any of the Groundfloor Common Stock to any person who is a resident of a jurisdiction in which the issuance of Groundfloor Common Stock to him, her or it would constitute a violation of the securities, “blue sky” or other similar laws of such jurisdiction (collectively referred to as the “State Securities Laws”). Investor agrees to pay to the Company the aggregate purchase price for the Groundfloor Common Stock in the amount set forth on the signature page attached hereto by (i) check payable to the Company, (ii) wire transfer in readily available funds in accordance with the Company’s instructions, (iii) cancellation of indebtedness of the Company or (iv) any combination of the foregoing.

3.                 Market Stand-Off.

(a)                Investor hereby agrees that Investor shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Groundfloor Common Stock or other securities of the Company, nor shall Investor enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Groundfloor Common Stock or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act, that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). Investor further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter.

(b)                In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company’s outstanding capital stock effected without receipt of consideration, then any new, substituted, or additional securities distributed with respect to the Groundfloor Common Stock shall be immediately subject to the provisions of this Section 3, to the same extent the Groundfloor Common Stock are at such time covered by such provisions.

(c)                In order to enforce the provisions of this Section 3, the Company may impose stop transfer instructions with respect to the Groundfloor Common Stock until the end of the applicable stand off period.

4.                 Representations, Warranties and Covenants of Investor. Investor hereby represents and warrants to the Company and each other person that subscribes for the Groundfloor Common Stock as follows, which representations and warranties shall survive the applicable closing:

(a)                Investor is aware of the applicable limitations under the Securities Act relating to the Groundfloor Common Stock and that the Groundfloor Common Stock have not been registered under the Securities Act, and that such securities cannot be sold unless they are subsequently registered under the Securities Act and applicable State Securities Laws or an exemption from such registration is available;

(b)                Investor will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber (each a “Transfer”) the Groundfloor Common Stock unless (i) the Groundfloor Common Stock are registered under the Securities Act or Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a description of the proposed disposition, and, if reasonably requested by the Company, the Company is given an opinion of counsel (which may be an opinion of counsel to the Company), reasonably acceptable to the Company, that such registration is not required under the Securities Act, and (ii) any buyer, transferee, pledgee, donee or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Any such recipient of the Groundfloor Common Stock is referred to herein as a “Transferee”, and the Transferee shall be entitled to the benefits of this Agreement and to enforce this Agreement against the Company as if the Transferee were Investor;

(c)                Investor acknowledges that there is no public market for the Groundfloor Common Stock, that no market may ever develop for them, and that they have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency;

(d)                Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Groundfloor Common Stock;

(e)                Investor recognizes that (i) an investment in the Groundfloor Common Stock involves a high degree of risk and (ii) no assurance or guarantee has or can be given that an investor in the Company will receive a return of his, her or its capital or realize a profit on such investor’s investment. Investor is aware that the Company may issue additional securities in the future which could result in the dilution of Investor’s ownership interest in the Company;

(f)                 Investor acknowledges that he, she, or it has received and reviewed all information that he, she or it considers necessary or appropriate for deciding whether to purchase the Groundfloor Common Stock; Investor (and/or his, her or its professional advisor, if any) has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offering and regarding the business, financial condition, properties, operations, prospects and other aspects of the Company and all such questions have been answered to Investor’s full satisfaction; and Investor has further had the opportunity to obtain all information (to the extent that the Company possesses or can acquire such information without unreasonable effort or expense) which Investor deems necessary or appropriate;

(g)                Investor has determined that he, she or it can afford to bear the risk of the investment in the Groundfloor Common Stock, including loss of the entire investment in the Company and he, she or it will not experience personal hardship if such a loss occurs;

(h)                Investor is purchasing the Groundfloor Common Stock solely for his, her or its own account for investment, not for the account of any other person, and not with a view to, or for, any resale, distribution or other transfer thereof; and

(i)                 Investor has been advised that if issued, all certificates evidencing ownership of the Groundfloor Common Stock will bear a legend in substantially the form set forth in Section 5.

5.                 Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

(a)                Organization, Good Standing and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to do so would have a material adverse effect on its business or properties.

(b)                Authorization. All requisite action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Groundfloor Common Stock and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the issuance of Groundfloor Common Stock to the Investor, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws or court decisions of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws or court decisions relating to the availability of specific performance, injunctive relief, or other equitable remedies or to equitable principles of general applicability.

(c)                Valid Issuance. The Note, when issued in accordance with the provisions thereof, will not violate any preemptive rights or rights of first refusal and will be free of any liens or encumbrances.

(d)                Exempt Offering. The offer, sale and issuance of the Groundfloor Common Stock are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and from the registration and qualification requirements of all applicable State Securities Laws.

(e)                Approvals. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority or any other person, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale and issuance of the Groundfloor Common Stock, and the consummation of any other transaction contemplated hereby, shall have been obtained.

6.                 Legends. The Company will place appropriate legends on the instruments representing the Groundfloor Common Stock (if any are issued) as required by applicable State Securities Laws, including a legend in form substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE ACT, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCK UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE COMMON STOCK SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.”

7.                 Brokers. Investor has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

8.                 Survival. All representations, warranties and covenants contained in this Agreement shall survive the acceptance of the subscription by the Company and the consummation of the subscription.

9.                 Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be amended or waived except either (a) with the written consent of the Company and the holders of a majority of the principal amount of Groundfloor Common Stock then outstanding or (b) in a writing by the party or parties against whom such amendment or waiver is sought to be enforced.

10.               Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

11.               Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Georgia without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Georgia to the rights and duties of the parties.

12.               Entire Agreement. This Agreement and the Groundfloor Common Stock constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.

13.               Counterparts. This Agreement may be executed in two or more facsimiles and/or counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Investor has executed this Subscription Agreement this ___ day of ___________, 20__.

IF AN INDIVIDUAL:

Signature of Investor	Address of Investor:

Print Name

State of Residency

IF AN ENTITY:

Signature of Authorized Representative	Address of Entity:

Print Name

Title

State of Principal Place of Business

CONSIDERATION TO BE DELIVERED:
Number of Shares of Groundfloor Common Stock subscribed for: __________

Total Purchase Price:

$____________________________

SUBSCRIPTION ACKNOWLEDGED AND ACCEPTED:

GROUNDFLOOR FINANCE, INC.

By:
Name:
Title:

Exhibit A

FORM OF COMMON STOCK VOTING AGREEMENT